TILE SHOP ANNOUNCES COMMITMENT FOR $100 MILLION SECURED CREDIT FACILITY

Plymouth, Minnesota - October 3, 2012 – Tile Shop Holdings, Inc. (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced the closing of a $100 million senior secured credit facility. The new facility is comprised of a five-year $25 million term loan along with a $75 million revolving line of credit. The Company expects to eliminate approximately $70 million of outstanding notes payable with borrowings under this credit facility. Borrowings under the facility will bear interest at either a base rate plus 0.75% to 1.25% or a LIBOR-based rate plus 1.75% to 2.25%, at the option of the Company, subject to the leverage ratio of the Company’s operating subsidiary, The Tile Shop, LLC.

The undrawn balance of the facility may be used for working capital purposes and to support the Company’s growth, including plans to open at least 13 new stores during 2012 and not less than 15 new stores in 2013.

“This credit facility provides us with additional financial flexibility to support our expected growth in the coming years,” said Timothy Clayton, Chief Financial Officer. “We appreciate the support of our bank group in completing this significant transaction.”

The Company’s bank group was led by Bank of America, N.A., as Administrative Agent, Bank of America Merrill Lynch, as Sole Lead Arranger and Sole Book Manager, and The Huntington National Bank as Syndication Agent.

About Tile Shop Holdings and The Tile Shop

Tile Shop Holdings is the parent company of The Tile Shop. Tile Shop Holdings’ common stock is listed on the NASDAQ Global Market under the ticker symbol “TTS” and its warrants trade on the OTCBB under the symbol “TTSAW.”

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 62 stores in 20 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com